Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company of New York and
Contract Owners of JNLNY Separate Account I:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company of New York dated March 16, 2016 and on the financial statements of each investment division within JNLNY Separate Account I dated March 22, 2016, incorporated herein by reference and to the reference to our firm as “Experts” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of JNLNY Separate Account I.

Chicago, Illinois
April 18, 2016